Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Dated January 8, 2025

Relating to Preliminary Prospectus

dated December 23, 2024

Registration Statement No. 333-269520

Total Heart Intelligence… Wherever You Are NASDAQ: BEAT January 2025

2 This presentation contains forward - looking statements . All statements other than statements of historical fact contained in this presentation, including statements as to the Company’s future results of operations and financial position, planned products and services, business strategy and plans and objectives of management for future operations, are forward - looking statements . These statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward - looking statements .. In some cases, you can identify forward - looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “aims,” “predicts,” ”potential,” “seeks,” attempts,” “poised“ or “continues” or the negative of these terms or other similar words . These statements are only predictions . The Company has based these forward - looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations . Also, these forward - looking statements represent the Company’s estimates and assumptions only as of the date of this presentation . The Company assumes no obligation to update any forward - looking statements after the date of this presentation .. This presentation also contains estimates and other statistical data made by independent parties and by the Company relating to market size and growth and other industry data . This data involves several assumptions and limitations, and you are cautioned not to give undue weight to such estimates . The Company has not independently verified the statistical and other industry data generated by independent parties and contained in this presentation and, accordingly, it cannot guarantee their accuracy or completeness . In addition, projections, assumptions and estimates of its future performance and the future performance of the industries in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors . These and other factors could cause results to differ materially from those expressed in the estimates made by independent parties and by the Company . For additional risks and uncertainties that could impact the Company's forward - looking statements, please see disclosures contained in HeartBeam’s public filings with the SEC, including the "Risk Factors" in HeartBeam’s Annual Report on Form 10 - K, and which may be viewed at www . sec . gov . DISCLAIMERS

3 Introductions Tim Cruickshank Chief Financial Officer Rob Eno President Rob Eno Chief Executive Officer Richa Gujarati SVP, Product

HeartBeam: Total Heart Intelligence…Wherever You Are

Unique IP-enabled disruptive technology

First ever **cable-free 12L ECG** for use by patients synthesized from a novel approach **that captures heart signals in three directions**

Highest resolution cardiac data

Artificial Intelligence applied to rich, longitudinal data can deliver **personalized cardiac insights**

Massive Market Opportunity

Positioned to **disrupt markets worth a combined $100B+** in areas of large healthcare spend

Roadmap with 3 Clear Focus Areas

Symptom-driven diagnosis

⬇

Monitoring and Screening

⬇

Replace traditional 12L ECGs

Clear Go To Market Strategy

De-risked through recent FDA clearance and near-term milestones

Strong commercial plan: Initial target markets validated

12-lead synthesis software not cleared by the FDA and not available for sale in the United States and other geographies.

HeartBeam 4

5 CONSUMER - GRADE ECGs • Generally 1 Lead • Not accurate enough • Produce noisy data • Inundate physicians with data • Limited to arrhythmia detection STANDARD 12 Lead ECGs • Current gold standard for data quality and ability to diagnose • Limited to the hospital • Not practical for at - home use • Rarely capture data over time AT HOME USE Today’s ECG Technology is Not Adequate MEDICAL FACILITY

HeartBeam Overcomes these Limitations, Creating a New Paradigm


DESIGN
CABLE-FREE, EASY TO USE
68 BPM
10:09
22sec
Note: Apple Watch never checks for heart attacks.
Kardia 1L
HeartBeam
Only Cable-Free 12L ECG
Kardia 6L
MCOT
BioTel
Patch Technology
OF LEADS
1 LEAD
6 LEADS
12 LEADS
Kardia 12L*
12L ECG with cables
CABLES/EXTERNAL LEADS

* For Healthcare professional use only

12-lead synthesis software not cleared by the FDA and not available for sale in the United States and other geographies.

HeartBeam 6

Fundamental, IP Protected Advances Enable HeartBeam's 12L Technology

3 Directions

Collects **signals in 3 directions**, capturing the totality of the heart's electrical signals



b [mV]
Pre-inflation
Inflation
c [mV]

IP Breakthrough

Credit card-sized device with a novel resistive network captures the "front to back" direction, providing **actionable heart intelligence**



HBFa
C
CT
A
B
HBFc
D
HBFb

Personalized

Signals from 3 directions train HeartBeam's AI algorithms and are synthesized into 12L ECGs using a **personalized transformation matrix**



5
I
II
III
aVR
aVL
aVF
V1
V2
V3
V4
V5
V6

HeartBeam 7

12-lead synthesis software not cleared by the FDA and not available for sale in the United States and other geographies.

8 HeartBeam Demo

Leadership in Cable-Free 12L ECG Space

Strong intellectual property position on core technology and product pipeline



HEARTBEAM 12L ECG SYSTEM

Multiple granted patents, including foundational resistive network enabling “front to back” axis



EXTENDED WEAR PATCH

Foundational patents granted: synthesis to 12-lead upon pressing electrodes with fingers



INTEGRATED SYSTEM

Multiple patents granted on HeartBeam and LIVMOR watch



HEARTBEAM 12L SMART WATCH

Foundational patents granted: synthesis to 12-lead upon placing band electrodes on chest

17 issued patents worldwide

12-lead synthesis software not cleared by the FDA and not available for sale in the United States and other geographies.

HeartBeam 9

HeartBeam will allow patients with symptoms to get treatment sooner, saving lives and reducing healthcare costs

Patients Delay Seeking Care

Symptom Onset — Arrival at Emergency Room — Treatment (stenting)

Symptom-to-Door Time	Door-to-Balloon Time
3-4 hours Variable, Patient denial	**<90 minutes** Optimized, in guidelines

Delays Greatly Impact Patient Outcomes

Every **30 minutes** increases 1 year **mortality** rate by **7.5%**[1]

and risk of **heart failure** by **8.7%**[1]

Heart Failure is Deadly and Extremely Expensive to the Healthcare System

Annual Cost[2]	$30,000
Average life expectancy[3]	5 years

1. De Luca G. Circulation. 2004 Mar 16;109(10):1223-5 2. Heidenreich PA, J Card Fail. 2022 Mar;28(3):453-466. 3. Heart Failure Society of American, Heart Failure Facts & Information

HeartBeam 10

Ischemia product not cleared by FDA and not available for sale in the United States or other geographies .

Significant Body of Evidence on HeartBeam's Groundbreaking Technology

Strengthening evidence base per indication for use

Fundamentals of HeartBeam technology
IEEE Advancing Technology for Humanity

Arrhythmia

- **Equivalence to 12L ECG for Arrhythmia**
  American Heart Association. Scientific Sessions
- **HeartBeam AI + Vector ECG for Complex Arrhythmias**
  HEART RHYTHM 24 · EHRA 2024

Heart Attack

- **Equivalence to 12L for Coronary Occlusions**
  JACC Advances
- **HeartBeam algorithm for Heart Attack vs Standard of Care**
  American Heart Association. Scientific Sessions

500+
PATIENTS IN CLINICAL STUDIES

9
PAPERS AND PRESENTATIONS

250+
USERS

15,000+
RECORDINGS

12-lead synthesis software and ischemia product not cleared by the FDA. Not available for sale in the United States and other geographies.

HeartBeam 11

Large and Rapidly Expanding Body of Evidence on HeartBeam's Groundbreaking Technology

	Equivalence	Algorithms
Arrhythmia	**Comparable with Standard 12L ECG for Arrhythmias**[1] **Interval & amplitude differences:** 1/10 of margin of ECG reading error **EP Rhythm classification:** 100% Specificity, 95% Sensitivity American Heart Association. Scientific Sessions	**Deep Learning on Vector ECG Improves Performance** **28% Improvement** In detecting atrial flutter vs 1L ECG[2] **Outperformed Panel of EPs** Reading 12L ECG in detecting atrial flutter[3] EHRA 2024 · HEART RHYTHM '24
Heart Attack	**Able to Detect Coronary Occlusions**[4] **Equivalent** To 12L ECG performance **>40% better with baseline** (HB with baseline vs. single 12L) JACC Advances	**Algorithm with ECG + Symptoms + Patient History**[5] **Equivalent** To MD panel with 12L ECG in classifying ACS **>33% better with baseline** More negative ACS patients classified as low risk American Heart Association. Scientific Sessions

1, 5. AHA 2024. 2. Shvilkin, et al, Coronary Artery Occlusion Detection Using 3-Lead ECG System Suitable for Credit Card-Size Personal Device Integration. JACC Adv. 2023 Aug, 2 (6). 3 EHRA 2024. 4. HRS 2024

HeartBeam 12

12-lead synthesis software and ischemia product not cleared by the FDA. Not available for sale in the United States and other geographies.

HeartBeam Roadmap: Groundbreaking Form Factor and AI Drive Significant Expansion

1 SYMPTOM-DRIVEN DIAGNOSIS



Connected
96%
What's the reason for recording?
Experiencing Symptoms
Start Recording
Last Recording 12 Jan 2024 7:35 PM
Home
Trends
Reports
Settings



HeartBeam
Sinus Rhythm
62 BPM Average
Physician's Comments

- Earlier diagnosis of cardiac conditions upon symptom onset:
  - Heart attack
  - Complex arrhythmia

31 MILLION US PATIENTS

2 MONITOR AND PREDICT



Cardiac Age
Track your heart health over time with detailed insights into how your lifestyle affects your heart health.
W
M
6M
Y
Exercise
Started 6 weeks ago
-8 %
Add Habit



Trends
W
M
6M
Y
Heart Rate
87 BPM
HRV
57 MS
Cardiac Age
38 yrs
Cardiac Risk Factors

- Track 12L ECG to see changes in cardiac health in response to interventions (therapeutic, lifestyle)
- Predictive algorithms for onset of heart failure, heart valve disease, etc.

186 MILLION US PATIENTS

3 CUT THE CORDS



HeartBeam

- Become the new standard of care
- Replace 12L ECG with enterprise version of HeartBeam device in hospitals and beyond

300 MILLION ANNUAL ECGS

12-lead synthesis software and ischemia product not cleared by the FDA. Not available for sale in the United States and other geographies.

HeartBeam
13

HeartBeam AI: Driving Earlier Insights into Cardiac Conditions

Transforming data into life-saving insights, predicting cardiac events before they happen

AI: PREDICTIVE INSIGHTS

- **Proven ability of AI algorithms applied to 12L ECG to predict/identify cardiac conditions:**
  - Heart Failure
  - Coronary Artery Disease
  - Hypertension
  - Arrhythmias
  - Sudden Cardiac Death prediction
  - Aortic Stenosis
  - Amyloidosis
  - Mitral regurgitation
  - Stroke prediction
  - Hyperkalemia
  - Diastolic dysfunction
  - + many more
- HeartBeam brings these directly to the patient
- Potential to further improve accuracy through Longitudinal 12L ECG readings

HEARTBEAM'S UNIQUE VALUE



For patients:

- Early detection of cardiac conditions before symptoms appear
- Routine use updates cardiac risk score prompting follow-up on additional testing or treatment

Compelling reasons for patients to pay for HeartBeam



For pharma/health insurance companies:

- Targeted drug development and clinical trial optimization
- Better identification of patients at high-risk driving improved outcomes

Data HeartBeam generates provide valuable insights

12-lead synthesis software and ischemia product not cleared by the FDA. Not available for sale in the United States and other geographies.

HeartBeam 14

Innovation Paving Way for Commercialization Launch

Near-term milestones creating significant momentum


2024
2025
Regulatory
Clinical
Commercial
HeartBeam System
Foundational Clearance
FDA Clearance
12L Synthesis Software
VALID-ECG Enrollment Complete
FDA 510(k) Submission
FDA Clearance
Beta and Commercial Launch
Start of Early Access Program
Initial Commercial Launch
AI Classifications
RAISE-ECG Enrollment Start
RAISE-ECG Enrollment Complete
FDA Submission
MI Detection
Initial FDA interactions
Clinical Evidence
AHA: Ischemia VALID-ECG Pilot
Potential data releases:
AI for Arrhythmia/VECG for STEMI/VALID-ECG

HeartBeam 15

Focus of Initial Commercial Launch: Direct Patient Pay

OVERALL STRATEGY

- Establish HeartBeam as first personal, cable-free 12L ECG
- Create a focused direct sales and marketing operation in US
- Prove concept in select geographic markets, then expand
- Establish premium pricing and subscription model
- Focus on customer experience and retention

TARGET PATIENT PROFILE

- Known cardiac issue/higher risk/family history
- Proactive/concerned with cardiac health
- Willingness and ability to pay without reimbursement

INITIAL MARKETS

- Preventive cardiology + concierge practices
- Individuals through targeted digital marketing
- Cardiologists recommend to patients

Concierge Market	Direct Patient Pay Market
1.5 million concierge patients in US	160 million people ages 35-74
1/3 with elevated cardiac risk: 500,000 people	1/3 with elevated cardiac risk, top 5% income: 2.6 million people**
$250 - $500 million annual revenue*	**$1.3 - $2.6 billion annual revenue***

* Based on $500 - $1,000 per year per unit
** >2.5 million Oura rings and >3 million AliveCor Kardia devices have been sold

12-lead synthesis software not cleared by the FDA. Not available for sale in the United States and other geographies.

HeartBeam 16

GTM Options in Multiple Verticals

Positioned to disrupt multiple large markets

VERTICAL	POTENTIAL PARTNERS	COMMENTS
Concierge	MDVIP, MD², partnerMD, SOLLIS HEALTH	Start direct, create playbook, prove concept
Broader Patient Pay	Abbott, Medtronic, Edwards Lifesciences, Boston Scientific cleerly, HeartFlow, elucid	Additive to revenue; drive downstream treatments (stents, valves, pacemakers) Synergy with CAD Diagnostics companies: same customer and patient
Wearables	Apple, Google, Masimo, SAMSUNG, OMRON, WITHINGS	Wearable identifies heart issue and prompts patient to use 12L ECG HeartBeam 12L watchband
Patch	Boston Scientific, iRHYTHM, Baxter, PHILIPS	On demand 12L patch has best-in-class performance
Traditional 12L ECG	PHILIPS, GE, SCHILLER MÉDICAL	Transition legacy business, expand to new locations
Data	Johnson&Johnson, NOVARTIS, Pfizer, BlueCross BlueShield, Humana, United Healthcare	Early insights into patients with disease

HeartBeam 17

18 Financial Discipline Cash Burn Aligned with Key Milestones Strong foundation for execution Corporate Overview i. Approximate, as of January 3, 2025 ii. As of September 30, 2024; refer to the Form 10 - Q unaudited financial statements for the quarterly period ended September 30, 202 4 $5.8 Million Cash on Hand ii Debt: N/A No Bank Borrowings ii $60 Million Market Capitalization i High Margin Business Recurring Revenue with Reader Service NASDAQ: BEAT Since November 2021

19 Operating cash burn of $3.3M in prior quarter i , aligned with key milestones Cash Burn Focused on financial discipline to deliver on goals while minimizing cash burn Financials Strong support from existing shareholders , committed to groundbreaking technologies Shareholder Support i. Calculated as Net loss, less non - cash items such as stock - based compensation and timing differences. ii. Refer to the Form 10 - Q unaudited financial statements for the quarterly period ended September 30, 2024 Quarter Ended September 30, $ in Thousands 2023 2024 ii Operating Expenses: $2,114 $2,176 General & Administrative 1,623 2,893 Research & Development 3,737 5,069 Total Operating Expenses (3,737) (5,069) Loss from Operations 267 90 Interest and Other (expense) $(3,470) $(4,979) Net loss 1,372 1,570 Less non - cash items and timing differences $(2,098) $(3,306) Net cash used in operating activities i December 31, 2023 September 30, 2024 $ in Thousands $16,189 $5,768 Cash & Cash Equivalents

Funding Next Wave of Milestones

Investment aligned with milestones

- Focused on maintaining and adding value-add investors
- Plan to strategically finance the company to manage dilution
- Upcoming milestones[i] are clear catalysts for investment
- Continue to align our cash burn to the achievement of our key milestones, in advance of commercialization
- Investing in commercial-readiness, key R&D activities, initial inventory build outs and other key initiatives

Commercial-readiness

- Business development and partnerships
- Initial build out of commercial team
- Onboarding and customer service
- Health economic studies and market access
- Marketing for Phase 1 Go-To-Market plans

R&D (Clin/Reg, AI, Software)

- Continued clinical data for commercialization
  - RAISE ECG Pivotal Study
- AI for Arrhythmia / Ischemia indication
- Regulatory filings and certifications

Inventory/Manufacturing

- Build out of HeartBeam Systems
- Contracts with manufacturing partners
- Establishment of physician reader service

G&A

- Minimize incremental G&A spend over coming period
- Invest in critical IT and ERP Systems for growth

i. *Refer to Slide 15 for HeartBeam 2025 Milestones.*

HeartBeam
20

21 BRANISLAV VAJDIC, PHD Founder & President KEN PERSEN Chief Technology Officer PETER FITZGERALD, MD, PHD Chief Medical Officer DEBORAH CASTILLO, PHD VP, Regulatory POOJA CHATERJEE VP, Clinical RICHA GUJARATI SVP, Product TIM CRUICKSHANK Chief Financial Officer HeartBeam Leadership Team LANCE MYERS Chief AI Scientist Depth of experience across healthcare and technology ROB ENO Chief Executive Officer

HeartBeam Scientific Advisory Board

Worldwide experts in cardiology



PETER FITZGERALD, MD, PHD
Chief Medical Officer

TRIVENTURES
Stanford University



C. MICHAEL GIBSON, MD
SAB Chair

HARVARD MEDICAL SCHOOL
Baim Institute for Clinical Research



CHARLES L. BROWN III, MD
SAB Member

Piedmont



TONY DAS, MD
SAB Member

Connected Cardiovascular Care Associates
The Heart Hospital Baylor Plano



ROBERT HARRINGTON, MD
SAB Member

Weill Cornell Medicine
American Heart Association



CAMPBELL ROGERS, MD
SAB Member

HeartFlow
BWH



NIRAJ VARMA, MD, PHD
SAB Member

Cleveland Clinic

HeartBeam 22

23 Closing Summary BREAKTHROUGH IN CARDIAC TECHNOLOGY • IP protected design: smallest, easiest - to - use and first cable - free 12 - lead ECG device • Potential for major advances over existing ambulatory ECG technology • Heart attack detection with patient • AI algorithms for early disease detection and personalized cardiac insights SIGNIFICANTLY DERISKED OPPORTUNITY GO - TO - MARKET OPTIONS IN MULTIPLE VERTICALS • $1 billion+ opportunity in initial markets: Concierge and Direct Patient Pay • Positioned to disrupt numerous large markets and clinical applications worth a combined $100 billion+ • High margin, recurring revenue model • Range of strategic partnership opportunities to accelerate growth • Foundational FDA clearance achieved • Second FDA submission to be submitted imminently • Significant clinical data on equivalence/superiority to 12L ECG • Continued derisking through near - term milestones

24 Enables sufficient runway to reach next value - inflection milestones The Offering Price Per Share To Be Determined Offer Type Registered Public Offering* Security Straight Common Stock Offering Amount $10 MILLION * A copy of the registration statement can be found here: https://www.sec.gov/Archives/edgar/data/1779372/000121390024111343/ea0225279 - 424b5_heartbeam.htm Additional Information • Allocation preference given to existing shareholders (MDBH and BEAT) • Account with MDB Direct or a selected dealer required to participate • Management believes the Offering qualifies for Section 1202/QSBS exclusion** ** We believe that upon the close of this offering ( i ) we will be an “eligible corporation” as defined in Section 1202 (e)(4) of the Internal Revenue Code of 1986 , as amended, or Code, (ii) we will not have made any purchases of our own stock during the one - year period preceding the closing having an aggregate value exceeding 5 % of the aggregate value of all our stock as of the beginning of such period and (iii) our aggregate gross assets, as defined by Code Section 1202 (d)(2), at no time and through the closing will have exceeded or will exceed $ 50 million, taking into account the assets of any corporations required to be aggregated with us in accordance with Code Section 1202 (d)(3) . As such, we believe that the common stock offered hereby may be “qualified small business stock” pursuant to Code Section 1202 (c) . Certain prospective purchasers may be eligible for an exemption from federal income tax on capital gains with respect to “qualified small business stock” held for more than five years . For such exemption to apply to such purchaser, we will have to meet certain active business tests during substantially all of the purchaser’s holding period, which tests may be impacted by our future operations and our utilization of the proceeds of this offering . We cannot assure that we will meet all or any of such tests during substantially all of a purchaser’s holding period . Purchasers must consult their own tax advisors with regard to the applicability or interpretation of Section 1202 of the Code .